Exhibit 99.1

Nexalin Technology Announces Regulatory Approval to Sell Nexalin’s Gen-2, 15 mA Neurostimulation Device by the Brazilian Health Regulatory Agency (Anvisa)

June 13, 2024 3:00 PM

Brazil represents the 9th largest economy in the world with more than 35 million afflicted by mental health disorders

HOUSTON, TX, June 13, 2024 (GLOBE NEWSWIRE) — Nexalin Technology, Inc. (the “Company” or “Nexalin”) (Nasdaq: NXL; NXLIW) today announced that its second generation (Gen-2), 15 milliamp (mA) neurostimulation device has been granted regulatory approval by the Brazilian Health Regulatory Agency, a regulatory body of the Brazilian government responsible for approving new drugs and medical devices.

Mark White, CEO of Nexalin Technology, stated, “We are pleased to announce approval to sell our Gen-2 neurostimulation device in Brazil, which represents our second regulatory approval outside of China since the start of this year. Brazil is an important market as it represents the 9th largest economy in the world with a population in excess of 215 million. Among this population, more than 35 million are afflicted with mental health disorders. Moreover, this approval is an important springboard into other markets within South America. We are rapidly advancing discussions with a key distributor in this market and look forward to providing further updates.”

About Nexalin Technology, Inc.

Nexalin designs and develops innovative neurostimulation products to uniquely help combat the ongoing global mental health epidemic. All of Nexalin’s products are believed to be non-invasive and undetectable to the human body and are developed to provide relief to those afflicted with mental health issues. Nexalin utilizes bioelectronic medical technology to treat mental health issues. Nexalin believes its neurostimulation medical devices can penetrate structures deep in the mid-brain that are associated with mental health disorders. Nexalin believes the deeper-penetrating waveform in its next-generation devices will generate enhanced patient response without any adverse side effects. The Nexalin Gen-2 15 milliamp neurostimulation device was recently approved in Oman and China. Additional information about the Company is available at: https://nexalin.com/.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” These statements relate to future events or Nexalin’s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that Nexalin or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or Nexalin’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Report on Form 10-K for the year ended December 31, 2023 and other filings as filed with the Securities and Exchange Commission. Copies of such filings are available on the SEC’s website, www.sec.gov. Such forward-looking statements are made as of the date hereof and may become outdated over time. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Crescendo Communications, LLC
Tel: (212) 671-1020
Email: NXL@crescendo-ir.com

Dave Gentry, CEO

RedChip Companies Inc.
407-491-4498
NXL@redchip.com